MassMutual Premier Funds – N-SAR Exhibits

For Period Ending 9/30/13
File No. 811-08690

Item 77Q1.  Exhibit (3)

AMENDMENT TWO
DATED JUNE 1, 2013 TO
INVESTMENT SUB-ADVISORY AGREEMENT
 for MassMutual Premier International Equity Fund

WHEREAS, Massachusetts Mutual Life Insurance Company (“MassMutual”) and OFI Institutional Asset Management, Inc., now known as OFI Global Institutional, Inc. (the “Sub-Adviser”) entered into an Investment Sub-Advisory Agreement (the “Agreement”), effective as of March 1, 2007 relating to the MassMutual Premier International Equity Fund (the “Fund”); and

WHEREAS, Section 20 of the Agreement permits the Agreement to be amended by a written instrument approved in writing by both parties;

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 6(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

MassMutual agrees to pay the Sub-Adviser and the Sub-Adviser agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee paid monthly, in arrears, at the annual rate of .50% of the first $50 million of the average daily net assets of the Fund under management by the Sub-Adviser, .45% of the next $150 million of the average daily net assets, .40% of the next $250 million of the average daily net assets, and .35% on any excess over $450 million, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading.  MassMutual shall pay the Sub-Adviser such fee not later than the tenth (10th) business day immediately following the end of each calendar month.

3.	Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY

By: /s/ Eric Wietsma
Name: Eric Wietsma
Title: Senior Vice President

OFI GLOBAL INSTITUTIONAL, INC.

By: /s/ Mark Santero
Name: Mark Santero
       Title:    Senior Vice President
       OppenheimerFunds Distributor, Inc.
       By delegated authority

Accepted and Agreed to by:

MASSMUTUAL PREMIER FUNDS
on behalf of MassMutual Premier International Equity Fund

By:  /s/ Nicholas Palmerino
Name:  Nicholas Palmerino
Title:  CFO and Treasurer